November 1, 2012

Dear Fellow Stockholder:

The response to the closing of our offering in August was overwhelming, as the capital raised exceeded even our own expectations.  It is gratifying to know that so many stockholders have confidence in the progress of our company.  Our main focus now turns to investing our remaining funds, and we hope to complete the acquisition of all current pipeline properties by year’s end.  We believe the momentum we established in the third quarter, which includes the closings described below, will continue through the fourth quarter. The company’s newest assets are highlighted below.

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City Center at White Plains, a four-story, 365,160 square-foot mixed-use shopping center and 24-unit apartment property located in White Plains, New York, was purchased through a joint venture between subsidiaries of Inland Diversified and the Cappelli Group for approximately $145.9 million.  The property has an economic occupancy of 100% with 14 tenants, including ShopRite Supermarkets, Nordstrom Rack, New York Sports Club, Barnes & Noble, Buffalo Wild Wings and Applebee’s.  The property also includes a 15-screen movie theatre and 24 apartment loft units.

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Wheatland Town Center, a 150,103 square-foot retail shopping center located in Dallas, Texas, was purchased for approximately $27.4 million.  The property has an economic occupancy of 100% with 16 tenants including, Ross Dress for Less, PetSmart, Office Depot and Party City.

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Crossing at Killingly Commons, a 395,539 square-foot retail shopping center located in Dayville, Connecticut, was purchased through a joint venture between subsidiaries of Inland Diversified and Dayville Unit Investors LLC for approximately $54.6 million.  The property has an economic occupancy of 100% with 22 tenants, including Lowe’s Home Improvement, Stop & Shop, Bed Bath & Beyond, Petco and T.J. Maxx.

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Miramar Square, a 238,333 square-foot retail shopping center located in Miramar, Florida, was purchased for approximately $57.3 million.  The property has an economic occupancy of 99.5% with 36 tenants, including Kohl’s, Miami Children’s Hospital and Dollar General.

As of October 24, 2012, Inland Diversified owned and operated 129 properties with a combined purchase price of approximately $1.8 billion, containing 10.1 million square feet of retail, industrial and office properties, and 444 multi-family units.

2012 Third Quarter Earnings Webcast

The Inland Diversified executive management team will be discussing our third quarter operating results during a webcast on Thursday, December 13, 2012 at 2:00 PM CT.  You may register for the webcast at www.inlanddiversified.com, under the “Investor Relations – News/Presentations” section.  We hope you can join us.

We are pleased to enclose your check or account statement which includes information regarding your share of the 6% annualized distribution on a share purchase price of $10.00 paid to stockholders for record dates in October 2012.  We are proud of our sponsor’s 40+ years of integrity, and Inland Diversified’s ongoing commitment not to pay any portion of your distribution out of offering proceeds.

We appreciate and thank you for your investment in Inland Diversified.

Sincerely,

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

Robert D. Parks	Barry L. Lazarus
Chairman of the Board	President and Chief Operating Officer

Enclosure

cc: Trustee, Broker Dealer, Financial Advisor